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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
         of the Securities and Exchange Act of 1934 or Suspension of Duty
              to File Reports Under Sections 13 and 15(d) of the
                       Securities Exchange Act of 1934

                       Commission File Number 000-22021

             INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                4100 South Hulen
                                 P.O. Box 2387
                             Fort Worth, Texas 76113
                                 (817) 731-8621
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                   OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                 Class B Non-Voting Common Stock, $0.02 Par Value
              (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                        None
        (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                   REPORTS UNDER SECTION 13(a) OR 15(d) REMAINS)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)  /X/             Rule 12h-3(b)(1)(ii)  / /
    Rule 12g-4(a)(1)(ii) / /             Rule 12h-3(b)(2)(i)   / /
    Rule 12g-4(a)(2)(i)  / /             Rule 12h-3(b)(2)(ii)  / /
    Rule 12g-4(a)(2)(ii) / /             Rule 15d-6            / /
    Rule 12h-3(b)(1)(i)  / /

    Approximate number of holders of record as of the certification or notice date: None.

    Pursuant to the requirements of the Securities Exchange Act of 1934, Independent Research Agency for Life Insurance, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        INDEPENDENT RESEARCH AGENCY
                                        FOR LIFE INSURANCE, INC.


DATE: December 2, 1998                  By:  /s/ Lamar C. Smith
                                             -------------------------
                                             Lamar C. Smith, Chairman
                                             of the Board and Chief
                                             Executive Officer

INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.